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                                                                    EXHIBIT 23.1

              [LETTERHEAD OF DELOITTE & TOUCHE LLP APPEARS HERE]



INDEPENDENT AUDITORS' CONSENT

We consent to the use and incorporation by reference in this Registration Statement of Fidelity Bankshares, Inc. on Form S-2 of our reports dated February 21, 1997 (which express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights"), appearing in and incorporated by references in the Annual Report on Form 10-K for the year ended December 31, 1996 of Fidelity Bankshares, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

December 12, 1997